EXHIBIT 99

                       Press Release dated April 10, 2002


The First National Bank of Litchfield
Press Release


Litchfield, Connecticut, April 10, 2002...Jerome J. Whalen, President and CEO of The First National Bank of Litchfield, announced today that he will be retiring as of June 30, 2002. Mr. Whalen joined The First National Bank as its President in 1990, and during his presidency the bank grew from $100 million to a $300 million financial institution with a Trust Division with over $260 million under management.

When recently asked by Chairman Ernest Clock what some of his proud accomplishments were, Mr. Whalen cited the following:

         (1) a consistent pattern of record earnings and shareholder value that he and his senior staff have produced over the past twelve years. 2001 again produced record earnings;
         (2) introduced and implemented the most up-to-date banking systems available, while maintaining superior customer service:
         (3) opened a supermarket branch office in the Torrington Price Chopper for the convenience of our Torrington customers;
         (4) undertook the certified Historic Renovation of the Old Borough Firehouse for the bank's Trust Division and offices. This project not only gave the bank needed office space, but preserved this historic building for the Litchfield community;
         (5) charitable giving was expanded at FNBL and in 2001, the Waterbury Foundation recognized its philanthropic activities with the "Traurig Award";
         (6) the bank gained state and national recognition through Mr. Whalen's service as Chairman of the Connecticut Banker's Association and as National President of the American Institute for Banking

Additionally, Mr. Whalen has served on the Advisory Board of the Stonier Graduate School of Banking and as Chairman of the CBA's Political Action Committee. He currently serves on the Board of Directors of the Patrons Group of Insurance Companies in Litchfield and Glastonbury, CT. In Litchfield, Mr. Whalen serves as director and Treasurer of the Connecticut Junior Republic and is a past vice president of the Litchfield Rotary Club. Mr. Whalen is Treasurer of the Notre Dame Alumni Club of Northwestern Connecticut.


Contact Person:  Jerome J. Whalen, President
                       (860) 567-6438